Exhibit 10.4

THIRD AMENDMENT
TO AND REINSTATEMENT OF
REAL ESTATE PURCHASE AGREEMENT
This Third Amendment to and Reinstatement of Real Estate Purchase Agreement (this “Amendment”), dated as of December 4, 2015 (the “Effective Date”), is made by and between LV Eastern, LLC, a Nevada limited liability company (“Seller”), and Hines Global REIT II 891 Coronado LLC, a Delaware limited liability company (“Buyer”).
RECITALS
A.    Seller and Buyer have previously entered into that certain Real Estate Purchase Agreement, dated as of July 8, 2015, as amended by that certain First Amendment to Real Estate Purchase Agreement dated August 7, 2015 and as further amended by that certain Second Amendment to Real Estate Purchase Agreement dated August 21, 2015 (collectively, the “Purchase Agreement”), pursuant to which Seller had agreed to sell to Buyer, and Buyer had agreed to purchase from Seller, the Property (as defined in the Purchase Agreement). Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.
B.    In accordance with Section 2B of the Purchase Agreement, Buyer elected to terminate the Purchase Agreement by notice delivered to Seller prior to 5:30 p.m. Pacific time on September 4, 2015. Since then, Seller and Buyer have continued their negotiations and now desire to reinstate the Purchase Agreement, as modified in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each in consideration of the duties, covenants and obligations of the other hereunder, Seller and Buyer hereby agree as follows:
1.Recitals. The parties hereby confirm the accuracy of the foregoing Recitals which are incorporated herein by this reference.
2.Reinstatement. The parties agree that the Purchase Agreement is hereby reinstated. The effect of the reinstatement shall be that in all respects the Purchase Agreement shall be treated as never having been terminated, but shall be modified hereby. The escrow, as provided in Section 2 of the Purchase Agreement, shall be re-established with the Title Company to handle the purchase and sale of the Property and Buyer shall deposit immediately available funds of One Million Five Hundred Thousand Dollars ($1,500,000) with the Title Company within three (3) business days after the Effective Date.
3.Purchase Price. The Purchase Price shall be amended to be Fifty-Eight Million Two Hundred Thousand Dollars ($58,200,000).

4.Extension of Approval Date. The Approval Date (as defined in the Purchase Agreement), and Buyer’s right to terminate the Purchase Agreement pursuant to Section 2B thereof, are hereby extended until 5:30 p.m. Pacific time on December 8, 2015.
5.Closing Date. The Closing Date shall be amended to be January 7, 2016; provided that Buyer may extend the Closing Date, pursuant to and in accordance with Section 2 of the Purchase Agreement, in which event the Closing Date shall be February 8, 2016.
6.Title Contingency. Seller shall cause the Title Company to issue to Buyer, no later than 5:30 p.m. Pacific time on December 8, 2015, a pro forma ALTA Owner’s Policy of Title Insurance insuring Buyer’s title to the Property (the “Pro Forma”). Notwithstanding anything to the contrary set forth in the Purchase Agreement or herein to the contrary, as an additional condition precedent to Closing and to Buyer’s obligations under the Purchase Agreement, the Title Company shall commit (conditioned only on the receipt of the title insurance premium, including the cost of endorsements) to issue, at or promptly following Closing, an ALTA Owner’s Policy of Title Insurance in the same form as the Pro Forma in all material respects including, without limitation, taking no additional exceptions thereto and including the same endorsements as the Pro Forma.
7.Board Approval. Subject to satisfaction of the conditions set forth in the Purchase Agreement and this Amendment, by execution of this Amendment, Buyer warrants that it had obtained all necessary corporate approvals to proceed to close the transaction contemplated by the Purchase Agreement and this Amendment.
8.Entire Agreement. This Amendment is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter contained in this Amendment, and supersedes all prior understandings with respect thereto. This Amendment may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing.
9.No Other Modification. Except as modified hereby, the Purchase Agreement shall continue in full force and effect without modification.
10.Counterparts. To facilitate execution of this Amendment, this Amendment may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Amendment, will constitute a complete and fully executed agreement. All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures will be binding upon the party sending the signature by such electronic means when sent.
11.Governing Law. This Amendment shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

SELLER:	LV EASTERN, LLC, a Nevada limited liability company By: /s/ Martin Egbert Name: Martin Egbert Its: Manager
BUYER:	HINES GLOBAL REIT II 891 CORONADO LLC, a Delaware limited liability company By: /s/ David Steinbach Name: David Steinbach Its: Manager